Exhibit 2


AT THE COMPANY             AT THE FINANCIAL RELATIONS BOARD
Christopher M. Carnavos    Maura Gedid    Susan Garland
CEO                          (general info)     (analyst info)
410-772-3601                         212-661-8030


FOR IMMEDIATE RELEASE
March 12, 2001

AVANTIUM TECHNOLOGIES COMPLETES ACQUISITION OF CERTAIN ASSETS OF GSE'S VIRTUALPLANT Columbia, Maryland March 12, 2001 GSE Systems, Inc (AMEX:GVP), a leading global provider of real time simulation and process control solutions, today announced it has completed the sale of certain assets of VirtualPlant to Avantium International ("Avantium") resulting in GSE becoming a significant shareholder in Avantium. Avantium is an international private high technology company focused on high-speed experimentation and simulation technologies in research and development in the area of new product development and process chemistry. The Avantium shareholders are leading international chemical and pharmaceutical companies, including Shell International Chemicals, WR Grace, Glaxo SmithKline, Akzo Nobel Chemicals, and Pfizer; GSE Systems; as well as the venture capital companies S.R. One, NIB Capital, and Funds managed by Generics Asset Management. Also participating are three Dutch universities; Delft University of Technology, Eindhoven University of Technology, and the University of Twente.

As announced last November, GSE and Avantium have been working together for a year and have concluded that a combination of the relevant interest of two companies would significantly increase the potential of both organizations.

"GSE and Avantium will continue to work together to deliver a suite of products and services which will overall significantly reduce a process industry customer's time-to-market", commented Jerome I. Feldman, Chairman of the Board of GSE Systems. "At the same time, we expect that GSE is profitable going forward in the Power and Process businesses."

Avantium Technologies and VirtualPlant are trademarks of Avantium International GSE Systems is a trademark of GSE Systems, Inc.


                                      * * *
GSE Systems, Inc. develops and delivers business and technology solutions by applying process control, data acquisition and simulation software, systems and services to the pharmaceutical and chemical research & development, energy, process and manufacturing industries worldwide. The Company's products are used in the following industries: specialty chemical, food and beverage, petroleum refining, pharmaceutical, fossil and nuclear power generation, metals and water treatment. GSE Systems is headquartered in Columbia, Maryland with offices in Georgia, Louisiana, Maryland, North and South Carolina, Pennsylvania, and Texas, and its global locations include offices in the Netherlands, Sweden, Taiwan, and United Kindgom.

This news release contains forward-looking statements that involve risks and uncertainties. The actual future results of GSE Systems may differ materially due to a number of factors, including but not limited to delays in introduction of products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission.

To receive additional information on GSE Systems, Inc., via fax at no charge, dial 1-800-PRO-INFO and enter ticker symbol GVP.



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